Exhibit 99.1
ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend
•Reported fourth-quarter 2025 earnings per share of $1.17 and adjusted earnings per share of $1.02.
•Provided 2026 guidance, including full-year capital expenditures of approximately $12 billion and full-year adjusted operating costs of $10.2 billion.
•Declared first-quarter 2026 ordinary dividend of $0.84 per share.
HOUSTON—Feb. 5, 2026—ConocoPhillips (NYSE: COP) today reported fourth-quarter 2025 earnings of $1.4 billion, or $1.17 per share, compared with fourth-quarter 2024 earnings of $2.3 billion, or $1.90 per share. Excluding special items, fourth-quarter 2025 adjusted earnings were $1.3 billion, or $1.02 per share, compared with fourth-quarter 2024 adjusted earnings of $2.4 billion, or $1.98 per share. Special items for the quarter primarily relate to a gain on asset sales and restructuring costs.
Full-year 2025 earnings were $8.0 billion, or $6.35 per share, compared with full-year 2024 earnings of $9.2 billion, or $7.81 per share. Excluding special items, full-year 2025 adjusted earnings were $7.7 billion or $6.16 per share, compared with full-year 2024 adjusted earnings of $9.2 billion, or $7.79 per share.

“ConocoPhillips delivered another year of strong performance in 2025, achieving our CFO-based return of capital target and growing our base dividend at a top-quartile S&P 500 rate, in line with our returns-focused value proposition. We outperformed our initial production, capital and cost guidance; successfully integrated Marathon Oil, doubling our synergy capture; and made strong progress on our incremental cost reduction and margin enhancement efforts,” said Ryan Lance, chairman and chief executive officer. “Looking ahead, we’re focused on driving a $1 billion reduction in our capital and costs in 2026, while returning 45% of our CFO to shareholders. Our best-in-class asset base remains a distinct competitive advantage, with the deepest and most capital-efficient Lower 48 inventory and a diverse, global portfolio of advantaged major projects and legacy assets. We are well positioned to deliver an expected $7 billion in incremental free cash flow by 2029, including $1 billion each year from 2026 through 2028.”
Full-year summary and recent announcements
•Generated cash provided by operating activities of $19.8 billion and cash from operations (CFO) of $19.9 billion.
•Distributed $9.0 billion, or 45% of CFO, to shareholders, including $5.0 billion through share repurchases and $4.0 billion through the ordinary dividend.
•Ended the year with cash and short-term investments of $7.4 billion and long-term investments of $1.1 billion.
•Delivered full-year total company and Lower 48 production of 2,375 thousand barrels of oil equivalent per day (MBOED) and 1,484 MBOED, respectively, both consistent with guidance; reflects 2.5% total company underlying growth.
•Completed the integration of Marathon Oil and doubled synergy capture to more than $1 billion on a run-rate basis in 2025; achieved an additional ~$1 billion of one-time benefits.
•On track to achieve incremental cost reductions and margin enhancements of more than $1 billion on a run-rate basis by year-end 2026.
•Closed $3.2 billion in dispositions in 2025 and on track to meet $5 billion total disposition target by year-end 2026.

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend
•Continued to advance Willow project in Alaska and equity LNG projects at North Field East (NFE) and North Field South in Qatar and Port Arthur LNG (PALNG) on the U.S. Gulf Coast; all projects remain on schedule with NFE startup expected in the second half of 2026.
•Achieved Lower 48 drilling and completion efficiency improvements of more than 15% year over year.
•Advanced commercial LNG strategy by placing initial 5 million tonnes per annum (MTPA) of PALNG Phase 1 offtake; secured additional offtake of 5 MTPA to bring total commercial offtake portfolio to 10 MTPA.
•Signed an agreement to extend the Waha Concession in Libya through 2050, with new fiscal terms, subject to normal regulatory approvals.
•Achieved first oil at Surmont Pad 104W-A in the fourth quarter, ahead of schedule.
Return of capital update
ConocoPhillips announced its planned 2026 return of capital to shareholders of 45% of CFO. The company declared a first-quarter ordinary dividend of $0.84 per share payable March 2, 2026, to stockholders of record at the close of business on Feb. 18, 2026.
Fourth-quarter review
Production for the fourth quarter of 2025 was 2,320 MBOED, an increase of 137 MBOED from the same period a year ago. After adjusting for impacts from closed acquisitions and dispositions, fourth-quarter 2025 production decreased 63 MBOED or 2.6% from the same period a year ago.
Lower 48 delivered production of 1,439 MBOED, including 673 MBOED from the Delaware Basin, 194 MBOED from the Midland Basin, 370 MBOED from the Eagle Ford and 198 MBOED from the Bakken.
Earnings and adjusted earnings decreased from the fourth quarter of 2024 primarily due to the impact of lower prices, partially offset by higher volumes.
The company’s total average realized price was $42.46 per BOE, 19% lower than the $52.37 per BOE realized in the fourth quarter of 2024.
For the fourth quarter, cash provided by operating activities and CFO were $4.3 billion. The company received $1.6 billion of disposition proceeds, funded $3.0 billion of capital expenditures and investments, repurchased $1.0 billion of shares and paid $1.0 billion in ordinary dividends.
Full-year review
Production for 2025 was 2,375 MBOED, an increase of 388 MBOED from the same period a year ago. After adjusting for impacts from closed acquisitions and dispositions, production increased 57 MBOED or 2.5% from the same period a year ago.
The company’s total average realized price during this period was $47.01 per BOE, 14% lower than the $54.83 per BOE realized in 2024.
In 2025, cash provided by operating activities was $19.8 billion. Excluding a $0.1 billion change in operating working capital, ConocoPhillips generated CFO of $19.9 billion. In addition, ConocoPhillips received $3.2 billion of disposition proceeds, funded $12.6 billion in capital expenditures and investments, repurchased shares of $5.0 billion, paid $4.0 billion in ordinary dividends and retired debt of $0.7 billion at maturity.

The company achieved 10% return on capital employed, and 10% on a cash-adjusted basis.

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend
Reserves update
2025 year-end proved reserves are 7.6 billion barrels of oil equivalent (BBOE), with a reserves replacement ratio (RRR) of 80%. Excluding closed acquisitions and dispositions, the organic RRR was 99%. The company’s three-year RRR and organic RRR were 145% and 106%, respectively.
Final information related to the company’s 2025 oil and gas reserves will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the SEC in February.
Outlook
Guidance for 2026 includes capital expenditures of approximately $12 billion and adjusted operating costs of $10.2 billion, consistent with preliminary guidance issued last quarter.
The company’s 2026 production guidance is 2.33 to 2.36 million barrels of oil equivalent per day (MMBOED). First-quarter 2026 production is expected to be 2.30 to 2.34 MMBOED, inclusive of weather-related downtime.
Depreciation, depletion and amortization is expected to be $11.7 to $11.9 billion and adjusted corporate and other segment net loss is expected to be approximately $0.9 billion. Guidance excludes special items.
Consistent with its long-term track record, ConocoPhillips expects to return 45% of CFO to shareholders in 2026.
ConocoPhillips will host a conference call today at noon Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to
www.conocophillips.com/investor. A recording and transcript of the call will be posted afterward.
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About ConocoPhillips
As a leading global exploration and production company, ConocoPhillips is uniquely equipped to deliver reliable, responsibly produced oil and gas. Our deep, durable and diverse portfolio is built to meet growing global energy demands. Together with our high-performing operations and continuously advancing technology, we are well positioned to deliver strong, consistent financial results, now and for decades to come. Visit us at www.conocophillips.com.
Contacts
Media Relations
281-293-1149
media@conocophillips.com
Investor Relations
281-293-5000
investor.relations@conocophillips.com
CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, costs and plans, objectives of management for future operations, the anticipated benefits of our acquisition of Marathon Oil Corporation (Marathon Oil), the anticipated impact of our acquisition of Marathon Oil on the combined company’s business and future

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend financial and operating results and the expected amount and timing of synergies from our acquisition of Marathon Oil and other aspects of our operations or operating results. Words and phrases such as “ambition,” “anticipate,” “believe,” “budget,” “continue,” “could,” “effort,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “target,” “will,” “would,” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include, but are not limited to, the following: effects of volatile commodity prices, including prolonged periods of low commodity prices, which may adversely impact our operating results and our ability to execute on our strategy and could result in recognition of impairment charges on our long-lived assets, leaseholds and nonconsolidated equity investments; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes as a result of any ongoing military conflict and the global response to such conflict, security threats on facilities and infrastructure, global health crises, the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries or the resulting company or third-party actions in response to such changes; the potential for insufficient liquidity or other factors, such as those described herein, that could impact our ability to repurchase shares and declare and pay dividends, whether fixed or variable; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks and the inherent uncertainties in predicting reserves and reservoir performance; reductions in our reserve replacement rates, whether as a result of significant declines in commodity prices or otherwise; unsuccessful exploratory drilling activities or the inability to obtain access to exploratory acreage; failure to progress or complete announced and future development plans related to constructing, modifying or operating E&P and LNG facilities, or unexpected changes in costs, inflationary pressures or technical equipment related to such plans; significant operational or investment changes imposed by legislative and regulatory initiatives and international agreements addressing environmental concerns, including initiatives addressing the impact of global climate change, such as limiting or reducing GHG emissions, regulations concerning hydraulic fracturing, methane emissions, flaring or water disposal and prohibitions on commodity exports; broader societal attention to and efforts to address climate change may cause substantial investment in and increased adoption of competing or alternative energy sources; risks, uncertainties and high costs that may prevent us from successfully executing on our Climate Risk Strategy; lack or inadequacy of, or disruptions in reliable transportation for our crude oil, bitumen, natural gas, LNG and NGLs; inability to timely obtain or maintain permits, including those necessary for construction, drilling and/or development, or inability to make capital expenditures required to maintain compliance with any necessary permits or applicable laws or regulations; potential disruption or interruption of our operations and any resulting consequences due to accidents, extraordinary weather events, supply chain disruptions, civil unrest, political events, war, terrorism, cybersecurity threats or information technology failures, constraints or disruptions; liability for remedial actions, including removal and reclamation obligations, under existing or future environmental regulations and litigation; liability resulting from pending or future litigation or our failure to comply with applicable laws and regulations; general domestic and international economic, political and diplomatic developments, including deterioration of international trade relationships, the imposition of trade restrictions or tariffs relating to commodities and material or products (such as aluminum and steel) used in the operation of our business, expropriation of assets, changes in governmental policies relating to commodity pricing, including the imposition of price caps, sanctions or other adverse regulations or taxation policies; competition and consolidation in the oil and gas E&P industry, including competition for sources of supply, services, personnel and equipment; any limitations on our access to capital or increase in our cost of capital or insurance, including as a result of illiquidity, changes or uncertainty in domestic or international financial markets, foreign currency exchange rate fluctuations or investment sentiment; challenges or delays to our execution of, or successful implementation of the acquisition of Marathon Oil or any future asset dispositions or acquisitions we elect to pursue; potential disruption of our operations, including the diversion of management time and attention; our inability to realize anticipated cost savings or capital expenditure reductions; difficulties integrating acquired businesses and technologies; or other unanticipated changes; our inability to deploy the net proceeds from any asset dispositions that are pending or that we elect to undertake in the future in the manner and timeframe we anticipate, if at all; the operation, financing and management of risks of our joint ventures; the ability of our customers and other contractual counterparties to satisfy their obligations to us, including our ability to collect payments when due from the government of Venezuela or PDVSA; uncertainty as to the long-term value of our common stock; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share (EPS), free cash flow (FCF), cash from operations (CFO), adjusted operating costs, adjusted corporate and other segment loss, and cash adjusted ROCE.

The company believes that the non-GAAP measure adjusted earnings (both on an aggregate and a per-share basis) is useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Adjusted earnings is defined as earnings removing the impact of special items. Adjusted EPS is a measure of the company’s diluted net earnings per share excluding special items. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term proforma underlying production. Proforma underlying production reflects the impact of closed acquisitions and closed dispositions as of Dec. 31, 2025. The impact of closed acquisitions and dispositions assumes a closing date of Jan. 1, 2024. The company believes that underlying production is useful to investors to compare production reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. Return of capital is defined as the total of the ordinary dividend and share repurchases. References to earnings refer to net income.

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ millions, except as indicated

	4Q25				4Q24				2025 FY				2024 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$1,442	$1.17			2,306	1.90			7,988	6.35			9,245	7.81
Adjustments:
(Gain) loss on asset sales	(297)	69	(228)	(0.19)	—	—	—	—	(635)	92	(543)	(0.43)	(86)	20	(66)	(0.06)
Tax adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	(76)	(76)	(0.06)
Deferred tax adjustments	—	—	—	—	—	(28)	(28)	(0.02)	—	—	—	—	—	(28)	(28)	(0.02)
Tax adjustment - acquisition related	—	—	—	—	—	(423)	(423)	(0.36)	—	—	—	—	—	(423)	(423)	(0.36)
Transaction, integration and restructuring expenses	103	(46)	57	0.05	514	(70)	444	0.37	491	(135)	356	0.29	542	(76)	466	0.39
(Gain) loss on debt extinguishment	—	—	—	—	173	(26)	147	0.12	—	—	—	—	173	(26)	147	0.12
(Gain) loss in interest rate hedge[1]	9	(2)	7	—	(35)	7	(28)	(0.02)	(18)	3	(15)	(0.01)	(35)	7	(28)	(0.02)
Pending claims and settlements	40	(9)	31	0.03	(16)	(33)	(49)	(0.04)	(83)	20	(63)	(0.05)	(16)	(33)	(49)	(0.04)
Impairments	—	—	—	—	47	(11)	36	0.03	—	—	—	—	47	(11)	36	0.03
(Gain) loss on contingent liability measurement[2]	(60)	14	(46)	(0.04)	—	—	—	—	(60)	14	(46)	(0.04)	—	—	—	—
Other corporate charges	—	—	—	—	—	—	—	—	82	(17)	65	0.05	—	—	—	—
Adjusted earnings / (loss)			$1,263	$1.02			2,405	1.98			7,742	6.16			9,224	7.79
¹Interest rate hedging (gain) loss from PALNG Phase 1 investment.
²Related to our Surmont acquisition.
The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to cash from operations
$ millions, except as indicated

	4Q25	2025 FY
Net Cash Provided by Operating Activities	4,318	19,796

Adjustments:
Net operating working capital changes	—	(76)
Cash from operations	4,318	19,872

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend

ConocoPhillips
Table 3: Return on capital employed (ROCE) and cash adjusted ROCE
$ millions, except as indicated
	ROCE		CASH ADJUSTED ROCE
Numerator	2025 FY	2024 FY	2025 FY	2024 FY
Net Income (loss)	7,988	9,245	7,988	9,245
Adjustment to exclude special items	(246)	(21)	(246)	(21)
After-tax interest expense	712	631	712	631
After-tax interest income	—	—	(247)	(318)
ROCE Earnings	8,454	9,855	8,207	9,537

Denominator
Average total equity¹	65,094	51,497	65,094	51,497
Average total debt²	23,670	19,176	23,670	19,176
Average total cash³	—	—	(6,678)	(6,591)
Average capital employed	88,764	70,673	82,086	64,082

ROCE (percent)	10%	14%	10%	15%

¹Average total equity is the average of beginning total equity and ending total equity by quarter.
²Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter.
[3]Average total cash is the average of beginning cash, cash equivalents, restricted cash and short-term investments and ending cash, cash equivalents, restricted cash and short-term investments by quarter.

ConocoPhillips
Table 4: Reconciliation of reported production to proforma underlying production
MBOED, except as indicated

	4Q25	4Q24	2025 FY	2024 FY
Total Reported ConocoPhillips Production	2,320	2,183	2,375	1,987
Closed Dispositions[1]	—	(68)	(37)	(72)
Closed Acquisitions²	—	268	—	366
Total proforma underlying production	2,320	2,383	2,338	2,281
Total proforma underlying production % change	(2.6)%		2.5%

[1]Includes production related to various Lower 48 dispositions.
[2]Includes production related to the acquisition of Marathon Oil and additional working interest in Alaska, both closed in 4Q24.

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend

ConocoPhillips
Table 5: Reconciliation of production and operating expenses to adjusted operating costs
$ millions, except as indicated

	2025 FY	2026 FY Guidance ($B)
Production and Operating Expenses	10,331	~9.6
Selling, general and administrative (G&A) expenses	893	~0.6
Operating Costs	11,224	~10.2

Adjustments to exclude special items:
Transaction and integration expenses	(468)	—
Other corporate charges	(82)	—
Pending claims and settlements	(40)	—
Adjusted operating costs	10,634	~10.2

ConocoPhillips
Table 6: Reconciliation of adjusted corporate and other segment net loss
$ millions, except as indicated

	2025 FY	2026 FY Guidance ($B)
Corporate and Other Earnings	(1,138)	~(0.9)
Adjustments to exclude special items:
Transaction and integration expenses	235	—
Pending claims and settlements	(46)	—
(Gain) loss on interest rate hedge	(18)	—
Other corporate charges	82	—
(Gain) loss on asset sale	(6)	—
Income tax on special items	(51)	—
Adjusted corporate and other segment net loss	(942)	~(0.9)

ConocoPhillips reports fourth-quarter and full-year 2025 results; announces 2026 guidance and quarterly dividend

ConocoPhillips
Table 7: Calculation of reserve replacement ratio
MMBOE, except as indicated
2025 Reserves Replacement		Three-Year Reserves Replacement
End of 2024	7,812	End of 2022	6,599
End of 2025	7,637	End of 2025	7,637
Change in reserves	(175)	Change in reserves	1,038

Production¹	877	Production¹	2,287

Change in reserves excluding production¹	702	Change in reserves excluding production¹	3,325

2025 reserve replacement ratio	80%	Three-year reserve replacement ratio	145%

Production¹	877	Production¹	2,287
Purchases[2]	—	Purchases[2]	(1,104)
Sales[2]	165	Sales[2]	199

Changes in reserves excluding production¹, purchases[2], and sales[2]	867	Changes in reserves excluding production¹, purchases[2], and sales[2]	2,420

2025 organic reserve replacement ratio	99%	Three-year organic reserve replacement ratio	106%
[1]Production includes fuel gas.
[2]Purchases refers to acquisitions and sales refers to dispositions.